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                                                                    EXHIBIT 21.1

                                  divine, inc
                                 Subsidiaries
                            As of December 31, 2000

Air Divine, Inc.
BeautyJungle.com, Inc.
bid4real.com, inc.
Brandango, Inc.
Buzz divine, inc.
dotspot, inc.
Finetrics, Inc.
I-Fulfillment, Inc.
I-Street, Inc.
Justice divine, inc.
LightsEdge, Inc.
LiveOnTheNet.com, Inc.
Matchmaker, Inc.
Mindwrap, Inc.
Net Unlimited, Inc.
OfficePlanIt.com, inc.
Online South, Inc.
OpinionWare.com, Inc.
Panthera Productions, LLC
Parlano, Inc.
salespring, inc.
Skyscraper Management, LLC
Skyscraper Venture, LP
Talent divine, inc.
Travel divine, inc.
Venture Capital Unlimited Acquisition Sub, Inc.
ViaChange.com, Inc.
Web Design Group, Inc.
Westbound Consulting Services Private Limited
Westbound Consulting, Inc.
Xqsite, Inc.